Exhibit 99.1

Based on preliminary results, Acadia estimates that the pro forma combined revenue for Acadia and PHC for the nine months ending September 30, 2011 will be between $252 million and $254 million, the pro forma combined loss from continuing operations for such period will be between $(15.7) million and $(14.2) million and that the Pro Forma Adjusted EBITDA for Acadia and PHC for such period will be between $40.0 million and $41.5 million. For the nine months ended September 30, 2010, the pro forma combined revenue, pro forma combined loss from continuing operations and Pro Forma Adjusted EBITDA for Acadia and PHC were $252.2 million, $9.8 million and $38.2 million, respectively.

This unaudited estimated pro forma combined financial data gives effect to the Merger, Acadia’s acquisition of Youth and Family Centered Services, Inc. (“YFCS”) and related transactions on April 1, 2011 and PHC’s acquisition of MeadowWood and related transactions on July 1, 2011, as if these transactions occurred on January 1, 2010. The unaudited estimated pro forma combined financial data is for illustrative purposes only and does not purport to represent what Acadia’s results of operations would have been had the events noted above occurred on the assumed date. The unaudited estimated pro forma combined financial data has been prepared on a basis consistent with the unaudited pro forma combined financial data set forth in Acadia’s prospectus filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2011. For further information regarding the methodology and assumptions used in connection with such unaudited pro forma combined financial data, please see the information set forth under the headings “Unaudited Pro Forma Condensed Combined Financial Statements” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” in Acadia’s prospectus filed with the SEC on September 27, 2011.

Neither Acadia nor PHC has finalized its financial reporting process for the nine months ended September 30, 2011 and, as such, the preceding estimates are preliminary and are based solely upon information received to date. As Acadia and PHC finalize their respective third quarter financial reporting processes they may identify items that would require them to make adjustments to the preceding estimates and any such adjustments may be material. Accordingly, actual reported results may differ.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are financial measures not recognized under GAAP. Acadia defines Pro Forma EBITDA as pro forma net income (loss) adjusted for pro forma (loss) income from discontinued operations, pro forma net interest expense, pro forma income tax provision (benefit) and pro forma depreciation and amortization. Acadia defines Pro Forma Adjusted EBITDA as Pro Forma EBITDA, adjusted for pro forma equity-based compensation expense, pro forma transaction-related expenses, pro forma management fees, pro forma impairment charges, pro forma legal settlement and pro forma integration and closing costs. For the nine months ended September 30, 2011, Pro Forma Adjusted EBITDA also includes adjustments relating to a rate increase on one of PHC’s contracts, anticipated future operating income at the Seven Hills Behavioral Center, the elimination of rent expense associated with PHC’s subsidiary, Detroit Behavioral Institute, Inc., and pro forma cost savings/synergies in connection with the Merger. For a reconciliation of unaudited pro forma combined net income (loss) to Pro Forma EBITDA and Pro Forma Adjusted EBITDA, please see the table below.

Acadia presents Pro Forma EBITDA and Pro Forma Adjusted EBITDA because they are measures management uses to assess financial performance. Acadia believes that companies in its industry use measures of Pro Forma EBITDA as common performance measurements. Acadia also believes that securities analysts, investors and other interested parties frequently use measures of Pro Forma EBITDA as financial performance measures and as indicators of ability to service debt obligations. While providing useful information, measures of Pro Forma EBITDA, including Adjusted Pro Forma EBITDA, should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP and should not be construed as an indication of Acadia’s operating performance or as a measure of liquidity. Pro Forma Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of Acadia’s costs and operations. In addition, “EBITDA,” “Adjusted EBITDA” or similar measures presented by other companies may not be comparable to Acadia’s presentation, since each company may define these terms differently.

	Nine Months ended September 30, 2011 (Estimated)		Nine Months ended September 30, 2010
	Low	High
	(Dollars in thousands)
Reconciliation of Pro Forma Net Income (Loss) to Pro Forma EBITDA:
Net income (loss) (a)	$(16,500)	$(15,000)	$9,272
Loss from discontinued operations	800	800	567
Interest expense, net	18,100	18,100	16,894
Income tax provision	8,800	8,800	5,993
Depreciation and amortization	3,700	3,700	4,781

Pro Forma EBITDA	$14,900	$16,400	$37,507
Adjustments:
Equity-based compensation expense (b)	19,900	19,900	128
Transaction-related expenses (c)	—	—	101
Management fees (d)	400	400	433
Legal settlement (e)	400	400	—
Integration and closing costs (f)	800	800	—
Rate increase on a PHC contract (g)	300	300	—
Anticipated operating income at the Seven Hills Behavioral Center (h)	200	200	—
Rent (i)	500	500	—
Cost savings/synergies (j)	2,600	2,600	—

Pro Forma Adjusted EBITDA	$40,000	$41,500	$38,169

(a)	Transaction-related expenses related to the acquisition of YFCS and the PHC merger of approximately $13.0 million for the nine months ended September 30, 2011 have been excluded from the computation of pro forma net income. In addition, advisory fees paid to Waud Capital Partners of approximately $1.0 million for the nine months ended September 30, 2011 have been excluded from the computation of pro forma net income due to the planned termination of the professional services agreement between Acadia and Waud Capital Partners.
(b)	Represents the equity-based compensation expense of Acadia, YFCS and PHC for the respective periods. Acadia recognized $19.8 million of equity-based compensation expense in the nine months ended September 30, 2011 related to equity units issued in conjunction with the YFCS acquisition.
(c)	Represents a portion of the acquisition-related fees and expenses incurred by Acadia in the respective periods, but excludes certain one time transaction related expenses associated with the acquisition of YFCS and the Merger that were excluded from the computation of pro forma net income. See note (a).
(d)	Represents the management fees paid by MeadowWood to its former parent companies and a portion of the management fees paid by Acadia to its equity sponsor, Waud Capital Partners, that was not excluded in the computation of pro forma net income.
(e)	Represents legal settlement expenses recognized by PHC resulting from an employee wrongful termination suit against PHC that was settled in April 2011.

(f)	Represents costs incurred by Acadia related to the closing of the YFCS corporate office, including the costs of temporarily retaining certain employees for a transitional period following the acquisition date.
(g)	Represents the increased revenue that would have resulted from an increased rate on one of PHC’s contracts that became effective in March 2011, assuming such increased rate had been effective throughout all periods presented. The increased rate was estimated by multiplying the historical plan enrollment by the newly-contracted rate, which resulted in an approximate $0.17 million increase in revenue and EBITDA for each month prior to March 2011 in which the rate was not effective.
(h)	The Seven Hills Behavioral Center was opened in the fourth quarter of 2008 and became certified by the Center for Medicare and Medicaid Services in July 2010. The adjustment represents the estimated additional operating income that would have been generated by this facility if it had operated at expected levels for the nine months ended September 30, 2011. This adjustment is based upon the difference between the actual operating income for the Seven Hills Behavioral Center in the six months ended June 30, 2011 and the operating income that we anticipate the facility will achieve when it operates at expected levels.
(i)	Represents rent payments relating to PHC’s subsidiary, Detroit Behavioral Institute, Inc. (d/b/a Capstone Academy), as if the leased property had been owned by PHC throughout the periods presented. PHC currently leases the Capstone Academy property. The lessor financed the acquisition of the property through the issuance of notes to certain lenders. On November 13, 2010, PHC, through its subsidiary Detroit Behavioral Institute, Inc. (d/b/a Capstone Academy), purchased the notes from the lenders. The lessor was in default at the time PHC purchased the notes, and PHC initiated foreclosure proceedings in court. Upon completion of the foreclosure proceedings, the property will be owned by the Company and rent expense will no longer be incurred.
(j)	Acadia expects to realize annual cost savings of approximately $3.4 million beginning in fiscal 2012 as a result of the Merger and the elimination of certain redundant positions, professional services and other expenses, as well as the efficiencies of integrating corporate functions within a larger company framework.

Acadia may not be able to achieve all of the expected benefits from the synergies and cost savings described in the table. This information is inherently uncertain and is not intended to represent what Acadia’s financial position or results of operations might be for any future period. See the information set forth under the heading “Risk Factors—Risks Relating to Our Business—We may not achieve all of the expected benefits from synergies, cost savings and recent improvements to our revenue base” in Acadia’s prospectus filed with the SEC on September 27, 2011.

3